Exhibit 99.1

Alnylam Pharmaceuticals Reports First Quarter 2009 Financial Results

– Achieves Strong Quarterly Revenue of $25 Million and Ends Quarter with $505 Million in Cash –

– Maintains Continued Leadership in Advancing RNAi Therapeutics with Progress on ALN-RSV and ALN-VSP Clinical Programs –

– Forms New Product and Technology Partnerships with Cubist and Isis –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 7, 2009--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the first quarter ended March 31, 2009 and company highlights.

“This past quarter has been very productive, as we have executed across all dimensions of our company’s key value drivers – scientific leadership, clinical pipeline, intellectual property, and business development,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “While there’s more to do in our efforts, we view the opportunity for RNAi therapeutics as a potential new class of innovative medicines as stronger than ever based on the continued scientific and clinical progress led by Alnylam. We also continue to value the strength of our existing partnerships where there is a shared commitment to advancement of RNAi therapeutics, and we look forward to additional alliances we expect to add this year.”

“Especially notable during the period was our pipeline progress, as we initiated a Phase I trial for ALN-VSP in liver cancers and completed enrollment for the Phase II trial with ALN-RSV01 in lung transplant patients. As we committed to as part of our 2009 goals, we are on track to initiate our third clinical development program this year,” said Barry Greene, President and Chief Operating Officer of Alnylam. “We are also pleased with the significant progress in our business and technology development efforts, having formed a global partnership with Cubist to advance our ALN-RSV program and having expanded our collaboration with Isis to explore promising new RNAi technologies. Finally, we have continued our commitment to scientific excellence through the publication of key data in peer-reviewed journals and our position as the industry’s leader on intellectual property with the award of key patents worldwide.”

Cash, Cash Equivalents, and Marketable Securities

At March 31, 2009, Alnylam had cash, cash equivalents, and marketable securities of $504.7 million, compared to $512.7 million at December 31, 2008.

Net Loss

The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the first quarter of 2009 was $7.9 million, or $0.19 per share on both a basic and diluted basis (including $5.1 million, or $0.12 per share of non-cash stock-based compensation expense), as compared to net loss of $1.2 million, or $0.03 per share on both a basic and diluted basis, (including $3.8 million, or $0.09 per share of non-cash stock-based compensation expense).

Revenues

Revenues were $25.1 million for the first quarter of 2009, as compared to $22.2 million for the same period last year. The increase in revenues for the first quarter of 2009 as compared to the prior year period, was primarily related to $5.4 million of revenues from the company’s alliance with Takeda Pharmaceutical Company Limited, which began in the second quarter of 2008. Also included in revenues were $13.8 million of net collaboration revenues related to the company’s alliance with Roche, which began in the third quarter of 2007, and $5.9 million of expense reimbursement and amortization revenues from Novartis, the National Institutes of Health (NIH), Cubist Pharmaceuticals, Inc., Biogen Idec, InterfeRx™, research reagent and services licensees, and other sources.

Research and Development Expenses

Research and development (R&D) expenses were $25.3 million in the first quarter of 2009, including $3.0 million of non-cash stock-based compensation, as compared to $20.3 million in the first quarter of 2008, including $2.3 million of non-cash stock-based compensation. The increase in R&D expenses in the first quarter of 2009 as compared to the prior year period was a result of higher license fees payable to certain entities, primarily Isis Pharmaceuticals, Inc., as a result of the Cubist alliance and the initiation of the ALN-VSP Phase I clinical study. In addition, compensation and related expenses, lab supplies and materials, and facilities-related expenses increased during the first quarter of 2009 due to additional R&D headcount to support the company’s alliances and product pipeline progress.

General and Administrative Expenses

General and administrative (G&A) expenses were $7.7 million in the first quarter of 2009, which included $2.1 million of non-cash stock-based compensation, as compared to $5.9 million in the first quarter of 2008, which included $1.5 million of non-cash stock-based compensation. The increase in G&A expenses during the first quarter of 2009 as compared to the prior year period was due primarily to higher professional service fees in association with business activities, an increase in G&A headcount over the past year to support the company’s growth, and higher non-cash stock-based compensation.

Regulus Therapeutics

Alnylam incurred $1.5 million and $1.6 million equity in loss of joint venture for the first quarter of 2009 and 2008, respectively. This was related to the company’s share of the net losses incurred by Regulus Therapeutics Inc., which was formed in September 2007 and is focused on the discovery, development, and commercialization of microRNA-based therapeutics. Through December 31, 2008, the company was recognizing the first $10.0 million of losses of Regulus as equity in loss of joint venture in the condensed consolidated statements of operations because the company was responsible for funding those losses through its initial $10.0 million cash contribution. Beginning in January 2009, in connection with the conversion of Regulus to a C corporation, the company is recognizing approximately 49% of the income and losses of Regulus.

Interest Income

Interest income was $2.0 million for the first quarter of 2009, as compared to $4.7 million for the first quarter of 2008. The decrease in interest income was due to significantly lower average interest rates, partially offset by higher average cash, cash equivalents, and marketable securities balances resulting primarily from the $120.0 million in proceeds the company received in 2008 from its alliance with Takeda.

Interest Expense

Interest expense was zero for the first quarter of 2009, as compared to $0.2 million for the first quarter of 2008. Interest expense in the first quarter of 2008 was related to borrowings under the company’s lines of credit used to finance capital equipment purchases. In December 2008, the company repaid the aggregate outstanding balance under its existing credit lines. The company expects to have no interest expense in 2009.

Income Tax Expense

Primarily as a result of the company’s sale of its German operations to Roche in August 2007 for $15.0 million and the proceeds under the Roche and Takeda alliances, the company recorded income tax expenses of $0.7 million for the first quarter of 2009 as compared to $0.2 million for the first quarter of 2008.

2009 Financial Guidance

Alnylam continues to expect that its cash, cash equivalents, and marketable securities balance will be greater than $435 million at December 31, 2009. The company has also guided that it will end 2009 with a non-GAAP cash net operating loss of approximately $35 to $45 million.

“We continue to maintain one of the strongest net cash positions across the entire biotechnology industry, ending the first quarter with $505 million in cash and zero debt,” said Patricia Allen, Vice President, Finance and Treasurer of Alnylam. “This very strong financial position allows us to invest prudently in our RNAi therapeutics programs and scientific platform, and we continue to expect to end the year with greater than $435 million in cash.”

First Quarter 2009 and Recent Corporate Highlights

Product Pipeline and Scientific Leadership Highlights

  Advanced ALN-VSP for Liver Cancer into the Clinic. Alnylam initiated a Phase I multi-center, open label, dose escalation trial to evaluate the safety, tolerability, pharmacokinetics, and pharmacodynamics of ALN-VSP in patients with advanced liver cancers, including hepatocellular carcinoma and other solid tumors with liver involvement. The Phase I trial is being conducted in the U.S., and represents Alnylam’s first clinical program with a systemically delivered RNAi therapeutic.
  Completed Enrollment in Phase II Trial for ALN-RSV01. Alnylam completed enrollment in its Phase II double-blind, randomized clinical trial to assess the safety and tolerability of aerosolized ALN-RSV01 versus placebo in adult lung transplant patients naturally infected with respiratory syncytial virus (RSV). Data from this trial, which remains blinded, are expected in the second half of 2009. The ALN-RSV program is partnered with Kyowa Hakko Kirin Co., Ltd. in Asia, and Cubist worldwide except for Asia.
  On Track to Expand Clinical Pipeline in 2009. Alnylam plans to file a new investigational new drug (IND) application from its development pipeline in 2009, with candidates including ALN-PCS for the treatment of hypercholesterolemia, ALN-HTT for the treatment of Huntington’s disease, and ALN-TTR for the treatment of transthyretin (TTR) amyloidosis. By the end of 2009, Alnylam expects to have a total of three RNAi therapeutic programs in clinical development, on track to meet its ‘RNAi 2010’ goal of four or more RNAi therapeutic programs in clinical development by the end of 2010.
  Augmented Platform for RNAi Therapeutics. Alnylam formed a new collaboration with Isis Pharmaceuticals focused on the development of single-stranded RNAi (ssRNAi) technology. ssRNAi comprises chemically modified, single-stranded, RNA-like oligonucleotides that may have improved properties for systemic administration while harnessing advantages of the RNAi mechanism. As part of the collaboration, Isis has co-exclusively licensed its ssRNAi technology to Alnylam in exchange for upfront payments, research and development milestone payments, and royalties. Upon further development of the technology, the alliance also provides for both companies to have the opportunity to discover and develop drugs employing this approach. In addition to the new collaboration, Isis and Alnylam also agreed to extend their broad cross-licensing arrangement regarding double-stranded RNAi that was established in 2004.
  Continued Scientific Leadership. Alnylam continued to demonstrate its scientific leadership through publication and presentation of peer-reviewed research, including:
    pre-clinical research demonstrating that topical administration of an RNAi therapeutic resulted in robust and durable protection from the transmission of the herpes simplex virus-2 (HSV02) in mice (Wu et al., Cell Host & Microbe 5, 84-94; 2009);
    pre-clinical research demonstrating that RNAi silencing of the claudin-3 protein results in the suppression of ovarian tumor growth and metastases (Huang et al., Proc. Natl Acad. Sci. USA, 10.1073/pnas.0813348106);
    further characterization of “lipidoids,” a novel biomaterials approach for systemic delivery of RNAi therapeutics, as part of a research collaboration with scientists at MIT (Akinc et al., Molecular Therapy advance online publication 3 March 2009; doi:10.1038/mt.2009.36);
    structure determination of 2’-SMe containing oligonucleotide demonstrates that this sugar modification can adopt an RNA-like conformation suitable for siRNA applications (Allan et al., Chemical Communications, (Cambridge, United Kingdom) (2009), (15), 2017-2019);
    in vitro data using RNAi demonstrating the role of FAPP2 as a potential therapeutic target in cancer (Tritz et al., Biochemical and Biophysical Research Communications, doi:10.1016/j.bbrc.2009.03.126); and, data from Alnylam and Regulus scientists presented at the “Therapeutic Modulation of RNA Using Oligonucleotides” Keystone Symposium from multiple RNAi and microRNA therapeutic pre-clinical and clinical programs, as well as delivery approaches.

Business Execution Highlights

  Established Global Partnerships for Further Advancement of ALN-RSV Program. Alnylam formed a strategic collaboration with Cubist for the development and commercialization of the company’s ALN-RSV program, which includes ALN-RSV01, currently in Phase II clinical development for the treatment of RSV infection in adult lung transplant patients, as well as several other potent and specific second-generation RNAi-based inhibitors in pre-clinical studies. Alnylam’s partnership with Cubist is a 50-50 co-development and profit share arrangement in North America, and a milestone- and royalty-bearing license arrangement in the rest of the world outside of Asia, where ALN-RSV is partnered with Kyowa Hakko Kirin. Combined, Alnylam’s ALN-RSV partnerships with Kyowa Hakko Kirin and Cubist included $35.0 million in upfront payments and greater than $160.0 million in potential development and sales milestones payments.
  Regulus Raised $20 Million in Series A Financing. Alnylam and Isis continued their investment in Regulus with a $20 million Series A preferred equity financing. Regulus is focused on the discovery, development, and commercialization of microRNA-based therapeutics, an entirely new frontier of pharmaceutical research.
  Novartis Purchased Additional Shares of Alnylam Common Stock. In accordance with the terms of the 2005 Investor Rights Agreement between Alnylam and Novartis, Novartis has elected to fully exercise its current and sole right and purchased approximately 66,000 unregistered shares of Alnylam’s common stock at a purchase price of $17.50 per share, which is equal to the average of the closing prices for Alnylam’s common stock for the 20 trading-day period ending on March 30, 2009.

Intellectual Property (IP) Highlights

  European Patent Office Granted Tuschl I Patent. Alnylam received notification from the European Patent Office (EPO) of an intent to grant a patent (EP1309726) in the Tuschl I patent series. The Tuschl I patent includes claims broadly covering the use of double-stranded RNAs (dsRNAs) for RNAi.
  Chinese Patent Office Granted Tuschl II Patent. A key fundamental patent from Alnylam’s exclusively held Tuschl II patent series was given an intent to grant in China, one of the fastest growing markets in the world. The Tuschl II patent (Application No. 01820900.9) includes broad claims covering compositions, methods, uses, and systems for siRNAs.
  Australian Patent Office Granted Kay & McCaffrey Patent. The Kay & McCaffrey patent (AU 2002326410) was granted in Australia. The newly granted patent includes 38 claims that broadly cover methods and compositions of RNAi therapeutics. Alnylam has an exclusive license to this patent through an agreement with Stanford University.
  New Patents Issued or Granted. Alnylam announced today the issuance or grant of the following patents owned, controlled, or licensed by Alnylam in the RNAi therapeutics field:
    the “Glover” patent, which is exclusively licensed to Alnylam from Cancer Research Institute (CRT) was granted by the Mexican Patent Office (Application No. 005013) and the Polish Patent Office (Application No. 356698); and,
    new target-related patents were allowed by the U.S. Patent Office (7,473,525 and 7,507,809) and the Canadian Patent Office (2,513,809).
  Provided Update on Kreutzer-Limmer Patent Estate. The European Patent Office granted a new patent (EP 1550719) in the Kreutzer-Limmer I patent series covering siRNAs comprising 15-21 nucleotides in length stabilized by chemical linkages. In addition, the European Patent Office overturned the ‘945 patent (EP 1214945) and the German Patent Office overturned the ‘167 patent (DE 10080167), both in oral proceedings before respective Opposition Boards. Alnylam intends to appeal these initial rulings.

Organizational Highlights

  Strengthened Management Team with Key Promotion. Alnylam promoted Akshay Vaishnaw, M.D., Ph.D. to the role of Senior Vice President, Clinical Research of Alnylam. In this role, Dr. Vaishnaw will be responsible for continued leadership of the company’s pre-clinical, clinical, and regulatory activities.

Conference Call Information

Management will provide an update on the company, discuss first quarter 2009 results, and discuss expectations for the future via conference call on May 7, 2009 at 4:30 p.m. ET. To access the call, please dial 800-299-9630 (domestic) or 617-786-2904 (international) five minutes prior to the start time and provide the passcode 14670588. A replay of the call will be available from 7:30 p.m. ET on May 7, 2009 to May 14, 2009. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 35582923.

A live audio webcast of the call will also be available on the “Investors” section of the company’s website, www.alnylam.com. An archived webcast will be available on the Alnylam website approximately two hours after the event and will be archived for 14 days.

About RNA Interference (RNAi)

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. RNAi therapeutics target the cause of diseases by potently silencing specific messenger RNAs (mRNAs), thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is applying its therapeutic expertise in RNAi to address significant medical needs, many of which cannot effectively be addressed with small molecules or antibodies, the current major classes of drugs. Alnylam is leading the translation of RNAi as a new class of innovative medicines with peer-reviewed research efforts published in the world’s top scientific journals including Nature, Nature Medicine, and Cell. The company is leveraging these capabilities to build a broad pipeline of RNAi therapeutics; its most advanced program is in Phase II human clinical trials for the treatment of respiratory syncytial virus (RSV) infection and is partnered with Cubist and Kyowa Hakko Kirin. In addition, the company is developing RNAi therapeutics for the treatment of a wide range of disease areas, including liver cancers, hypercholesterolemia, Huntington’s disease, and TTR amyloidosis. The company’s leadership position in fundamental patents, technology, and know-how relating to RNAi has enabled it to form major alliances with leading companies including Medtronic, Novartis, Biogen Idec, Roche, Takeda, Kyowa Hakko Kirin, and Cubist. To reflect its outlook for key scientific, clinical, and business initiatives, Alnylam established “RNAi 2010” in January 2008 which includes the company’s plan to significantly expand the scope of delivery solutions for RNAi therapeutics, have four or more programs in clinical development, and to form four or more new major business collaborations, all by the end of 2010. Alnylam is a joint owner of Regulus, a company focused on the discovery, development, and commercialization of microRNA-based therapeutics. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information, please visit www.alnylam.com.

Alnylam Forward-Looking Statements

Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, its expectations with respect to the timing and success of its research, clinical and pre-clinical trials and regulatory filings, including the ability to invest significantly in its pipeline and delivery technology, its cash position at the end of 2009, and its non-GAAP cash net operating loss during 2009, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: Alnylam’s approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates; obtaining, maintaining and protecting intellectual property; Alnylam’s ability to enforce its patents against infringers and to defend its patent portfolio against challenges from third parties; Alnylam’s ability to obtain additional funding to support its business activities; Alnylam’s dependence on third parties for the development, manufacture, marketing, sale and distribution of products; obtaining regulatory approval for products; competition from others using technology similar to Alnylam’s and others developing products for similar uses; Alnylam’s dependence on current and future collaborators; and Alnylam’s short operating history; as well as those risks more fully discussed in the “Risk Factors” section of its most recent annual report on Form 10-K on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam does not assume any obligation to update any forward-looking statements.

Alnylam Pharmaceuticals, Inc.
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2009	2008
Net revenues from research collaborators	$25,057	$22,192
Operating expenses:
Research and development (1)	25,321	20,277
General and administrative (1)	7,716	5,872
Total operating expenses	33,037	26,149
Loss from operations	(7,980)	(3,957)
Other income (expense):
Equity in loss of joint venture (Regulus Therapeutics Inc.)	(1,470)	(1,629)
Interest income	2,048	4,702
Interest expense	-	(232)
Other income	178	82
Total other income (expense)	756	2,923
Loss before income taxes	(7,224)	(1,034)
Provision for income taxes	(665)	(205)
Net loss	$(7,889)	$(1,239)

Net loss per common share:
Net loss per common share – basic and diluted	$(0.19)	$(0.03)
Weighted average common shares used to compute basic and diluted net loss per common share	41,399	40,736

(1) Non-cash stock-based compensation expenses
included in operating expenses are as follows:
Research and development	$3,034	$2,314
General and administrative	2,103	1,506

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	March 31,	December 31,
	2009	2008
Cash, cash equivalents and total marketable securities	$504,701	$512,709
Collaboration receivables	5,831	4,188
Prepaid expenses and other current assets	5,454	4,674
Total restricted cash	3,152	6,151
Property and equipment, net	19,321	19,194
Intangible assets	751	795
Deferred tax assets	5,606	5,382
Investment in joint venture (Regulus Therapeutics Inc.)	9,713	1,583
Total assets	$554,529	$554,676
Income taxes payable	$1,033	$6,111
Other current liabilities	19,118	11,916
Total deferred revenue	331,498	329,985
Total deferred rent	3,903	4,293
Other long-term liabilities	233	246
Total stockholders' equity (41.4 million and 41.4 million common shares outstanding at March 31, 2009 and December 31, 2008, respectively)	198,744	202,125
Total liabilities and stockholders' equity	$554,529	$554,676

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2008.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Cynthia Clayton, 617-551-8207
Director, Investor Relations and Corporate Communications
or
Patricia Allen, 617-551-8362
Vice President, Finance and Treasurer